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                                                                                                                 Exhibit 12
                                         THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    FOR THE FIVE FISCAL YEARS ENDED JANUARY 28, 1995, AND FOR THE
                                   THIRTY-NINE WEEKS ENDED OCTOBER 28, 1995, AND OCTOBER 29, 1994


                                                      39 Weeks Ended                        Fiscal Year Ended
                                                    Oct. 28,   Oct. 29,   Jan. 28,   Jan. 29,   Jan. 30,   Feb. 1,   Feb. 2,
                                                      1995       1994       1995       1994       1993      1992      1991

Earnings Available for Fixed Charges:
Pretax earnings from continuing operations         $   653   $   638    $  1,296   $  1,178   $   791    $   796   $   762
Fixed charges (excluding interest
   capitalized and pretax preferred stock
   dividend requirements)                              295       276         377        381       432        474       421
Dividends on ESOP Preference Shares                    (21)      (21)        (28)       (29)      (29)       (30)      (30)
Capitalized interest amortization                        4         3           4          4         3          3         3
                                                       931       896       1,649      1,534     1,197      1,243     1,156

Fixed Charges:
Gross interest expense (a)                          $  228    $  214    $    290   $    297   $   341    $   388   $   347
Interest factor attributable to
   rent expense                                         83        73         102         94        94         92        83
Other (b)                                                -         -           -          -         4          8         5
                                                       311       287         392        391       439        488       435

Ratio of Earnings to Fixed Charges                     3.0       3.1         4.2        3.9       2.7        2.6       2.7


(a)   Represents interest expense on long-term and short-term debt, ESOP debt and amortization of debt discount and debt issue expense.

(b)   Represents the company's proportionate share of interest of unconsolidated 50% owned persons and pretax preferred stock dividend requirements.




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